Exhibit 99.1

AVIS BUDGET GROUP ANNOUNCES CEO SUCCESSION PLAN

PARSIPPANY, N.J., September 16, 2015 — Avis Budget Group, Inc. (NASDAQ: CAR) today announced that its Board of Directors has selected Larry D. De Shon as the Company’s next chief executive officer, succeeding Ronald L. Nelson, who has held the position since 2006. Mr. De Shon, the Company’s president, International, will become president and chief operating officer effective October 1, 2015, and will assume the role of CEO on January 1, 2016. Mr. De Shon has also been appointed to the Board, effective October 1.

Mr. Nelson, who became chairman of the board of Avis Budget Group in 2006, will continue as executive chairman after Mr. De Shon assumes the CEO role to ensure a smooth transition of his CEO responsibilities to Mr. De Shon. Mr. De Shon (age 56) has been in his current position since January 1, 2015, where he has been responsible for overseeing all of the Company’s brands in the International region. Mr. De Shon joined the Company in 2006 and has previously overseen Avis Budget’s Europe, Middle East and Africa (EMEA) and U.S. operations. Prior to joining Avis Budget, Mr. De Shon had a 28-year career at United Airlines, which included global responsibility for marketing, on-board service and airport operations.

The Company’s senior executive vice president and chief financial officer, David B. Wyshner, will become the Company’s president, effective January 1, 2016. In his expanded role, Mr. Wyshner (age 48) will assume global responsibility for the Company’s strategy, licensing and integration of the demand/fleet/pricing system, in addition to his current responsibilities as chief financial officer, which include mergers and acquisitions and information technology. Mark J. Servodidio, managing director, Europe, has been promoted and will assume Mr. De Shon’s current regional leadership responsibilities as president, International, and Joseph Ferraro will continue to lead the Company’s Americas region as president, Americas.

“Larry and David have an extremely strong track record of producing results and are eminently qualified for their new positions. We have worked diligently with the Board over the past several years to successfully develop and prepare them for their new roles. The Board and I are confident that these two executives will seamlessly transition into their new responsibilities and, together with Mark and Joe, continue to drive our strategy forward into the future,” said Mr. Nelson.

“The opportunity to lead Avis Budget Group is a tremendous honor. I look forward to continue working with David and the entire senior leadership team to engage our exceptional employees and produce results for all stakeholders,” said Mr. De Shon.

Leonard S. Coleman, presiding director of the Board, thanked Mr. Nelson and congratulated Mr. De Shon and Mr. Wyshner. “Ron’s leadership, vision and execution have produced strong returns to shareholders since he became the Company’s CEO in 2006, and we look forward to his continued guidance as executive chairman of the Board,” said Mr. Coleman. “The Board has high confidence in Larry and David, who have faced tough challenges during their careers and consistently delivered strong results,” he said.

About Avis Budget Group
Avis Budget Group, Inc. is a leading global provider of vehicle rental services, both through its Avis and Budget brands, which have more than 10,000 rental locations in approximately 175 countries around the world, and through its Zipcar brand, which is the world’s leading car sharing network, with more than 900,000 members. Avis Budget Group operates most of its car rental offices in North America, Europe and Australia directly, and operates primarily through licensees in other parts of the world. Avis Budget Group has approximately 30,000 employees and is headquartered in Parsippany, N.J. More information is available at www.avisbudgetgroup.com.

Forward-Looking Statements
Certain statements in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements preceded by, followed by or that otherwise include the words “believes,” “expects,” “will,” “should,” “would,” “may” and “could” or similar words or expressions are generally forward-looking in nature and not historical facts. Any statements that refer to characterizations of future events, circumstances or results are also forward-looking statements. Important risks, assumptions and other important factors that could cause future results to differ materially from those expressed in the forward-looking statements are specified in the Company's Annual Report on Form 10-K for the year ended December 31, 2014, its Current Report on Form 8-K filed May 6, 2015 and its Quarterly Report on Form 10-Q for the three months ended June 30, 2015, included under headings such as “Forward-Looking Statements,” “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” and in other filings and furnishings made by the Company with the Securities and Exchange Commission from time to time. The Company undertakes no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events.

Contacts
Media Contact:	Investor Contact:
John Barrows	Neal Goldner
(973) 496-7865	(973) 496-5086
PR@avisbudget.com	IR@avisbudget.com
###